Exhibit 99.1

              VaxGen Exchanges Series A Warrants for New Warrants;
                    Registration Rights Agreement Terminated

      BRISBANE, Calif. - September 22, 2004 - VaxGen, Inc. (VXGN.PK) announced today that it has exchanged the warrants issued through its Series A 6% Cumulative Convertible Preferred Stock Financing (Series A) in May 2001 for two new series of warrants. In connection with the exchange, the agreements governing the prior warrants have been terminated.

      As a result, VaxGen will no longer be subject to monthly cash penalty payments related to the Series A warrants, and the warrant holders will no longer have the right to redeem the warrants for cash at a premium to the market price. The cash redemption rights represented a substantial potential financial liability because the Series A warrants could have been redeemed for cash based on a 20% premium to the highest trading price of VaxGen's common stock, until the Series A warrants expired on May 23, 2006.

      "The exchange eliminates a significant financial uncertainty and puts an end to the final vestige of the Series A financing from May 2001," said James M. Cunha, VaxGen's chief financial officer. "The exchange requires no cash outlay from VaxGen and allows us to remove the liability associated with Series A warrants from our financial statements."

      The company exchanged all 655,078 Series A warrants for 12-month warrants to purchase 1,146,388 shares of VaxGen's common stock at one cent per share, and three-year warrants to purchase 655,078 shares of VaxGen's common stock at $16 per share.

      The exchange will require the company to take a one-time, non-cash charge in the current quarter. The charge will be equal to the difference between the value of the new warrants and the liability to be removed from the company's balance sheet.

      VaxGen anticipates that both the new warrants and all of the company's shares issuable upon exercise of the new warrants will be immediately eligible for sale to the public under Rule 144(k) of the Securities Act of 1933.

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding VaxGen's current view that the shares issuable upon exercise of the new warrants will be immediately eligible for sale under Rule 144 of the Securities Act of 1933 and the effect of the cancellation of certain warrants on the Company's financial statements. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 1 of the company's Annual Report on Form 10-K filed by VaxGen in March 30, 2004 under the heading "Additional Business Risks" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

         Contact

         Lance Ignon
         Vice President, Corporate Affairs
         VaxGen, Inc.
         Office: (650) 624-1016
         Cell:   (650) 238-4727


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